U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 21, 2008

AMIWORLD, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	000-52742	20-5928518
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

60 E. 42nd Street, Suite 1225

New York, NY 10165

(Address of principal executive offices)

(212) 557-0223

(Issuer's Telephone Number)

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective March 21, 2008, our Board of Directors adopted a resolution increasing the number of the members of our Board from four (4) to six (6) persons. Felipe Venicio Rodriguez Wittgreen and Orlando Jose Sosa Padron were appointed as directors of our Company pursuant to our bylaws, to hold such position until the earlier of their resignation, death, or the next annual meeting of our shareholders. Each new director was also appointed as members of the Board’s Audit Committee and Mr. Padron was appointed as a member of the Board’s Compensation Committee.

Following are their respective business histories:

Felipe Venicio Rodriguez Wittgreen was appointed as a Director of our Company in March 2008. In addition to his position with our Company, since July 2006 he has been the General Manager and principal of Madertec Investment Financial Advisor Group, F.R, located in the Republic of Panama, a privately held company engaged in owning and operating a chain of shoe and clothing stores. Prior, from June 2003 through July 2006, he was the manager of retail and corporate banking for Universal Bank, Republic of Panama. Mr. Wittgreen received a Bachelor of Science degree in Administration/Finance in 1987 from Wright State University, Dayton, OH. He devotes only such time as necessary to our business.

Orlando Jose Sosa Padron was appointed as a Director of our Company in March 2008. Mr. Padron retired in July 2003 from his position as General Manager and Managing Director of PDV Brasil Combustiveis e Lubrificantes, Rio de Janeiro, Brasil, a Venezuela state-owned held company engaged in oil exploration and oil refining. He had held these positions since August 2000. Mr. Padron received a Bachelor of Science degree in chemical engineering from Universidad Metropolitana, Caracas, Venezuela in 1975. He devotes only such time as necessary to our business.

Item 8.01. Other Events.

On February 22, 2008, we commenced operations of our new biodiesel plant in Santa Marta, Columbia. The Columbian Ministry of Mines completed their inspection of this plant on February 21, 2008 and approved accreditation. The plant is expected to produce 36 thousand tons of biodiesel annually.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2008	AMIWORLD, INC.
(Registrant)

By: s/Mamaru Saito___________________

Mamoru Saito, Chief Executive Officer

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